Exhibit 99.1

Wayfair Announces Retirement of Ed Macri, Makes Marketing Organizational Changes

Boston, Mass. -- March 11, 2021 -- Wayfair (NYSE: W), one of the world’s largest online destinations for the home, today announced that Ed Macri, Chief Product & Marketing Officer, will retire from the company in 2021.

Macri joined Wayfair in 2007. In a variety of roles of increasing responsibility, he helped build Wayfair’s world-class marketing organization, including a differentiated and proprietary advertising technology stack, strong industry partnerships, and a highly talented team. He will remain a part of the Wayfair leadership team through June 30, 2021 as he supports the transition.

The marketing team will join other go-to-market functions as part of Wayfair’s Commercial organization under Steve Oblak, Chief Commercial Officer. Bob Sherwin, who has worked alongside Macri for the last eight years and currently serves as Vice President of Marketing, will assume the role of Chief Marketing Officer reporting to Oblak.

“Ed has been an exceptional leader at Wayfair, and partner to me and Steve personally,” said Niraj Shah, CEO, co-founder and co-chairman. “During his 14 years, Ed helped drive Wayfair’s evolution from an e-commerce start-up to a leading global platform with more than $14 billion in 2020 revenue. We are incredibly well positioned thanks to Ed’s many contributions and his long term succession plan, and we know he shares our enthusiasm about the progress the marketing team will continue to make under Bob’s leadership. We are grateful for his time at Wayfair, and wish Ed the very best as he looks forward to more time spent on family and personal endeavors.”

About Wayfair
Wayfair believes everyone should live in a home they love. Through technology and innovation, Wayfair makes it possible for shoppers to quickly and easily find exactly what they want from a selection of more than 22 million items across home furnishings, décor, home improvement, housewares and more. Committed to delighting its customers every step of the way, Wayfair is reinventing the way people shop for their homes – from product discovery to final delivery.

The Wayfair family of sites includes:

•Wayfair - Everything home for every budget.
•Joss & Main - Stylish designs to discover daily.
•AllModern - The best of modern, priced for real life.
•Birch Lane - Classic home. Comfortable cost.
•Perigold - The widest-ever selection of luxury home furnishings.

Wayfair generated $14.1 billion in net revenue for full year 2020. Headquartered in Boston, Massachusetts with operations throughout North America and Europe, Wayfair employs more than 16,000 people.

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Media relations:
Jane Carpenter
PR@Wayfair.com

Investor relations:
Jane Gelfand
IR@Wayfair.com